The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 6, 2012

PROSPECTUS Dated May 12, 2011 PROSPECTUS SUPPLEMENT Dated May 12, 2011	Pricing Supplement No. 2012-MTNDG0176 to Registration Statement Nos. 333-172554 and 333-172554-01 Dated January , 2012 Filed pursuant to Rule 424(b)(2)
$

MEDIUM-TERM NOTES, SERIES D

Senior Notes

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”)
Based on the Russell 2000® Index due January    , 2014
Unlike ordinary debt securities, the Index LASERSSM Based on the Russell 2000® Index due January    , 2014, which we refer to as the Index LASERSSM, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive, for each $1,000 stated principal amount of Index LASERSSM that you then hold, an amount in cash that will vary depending upon the closing value (as defined below) of the Russell 2000® Index, which we refer to as the underlying index, on the valuation date and which may be significantly less than the stated principal amount of the Index LASERSSM and possibly zero. The Index LASERSSM are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

•	The stated principal amount and issue price of each Index LASERSSM is $1,000. The minimum investment amount will be $50,000.

•	We will not pay interest on the Index LASERSSM.

•	At maturity, you will receive, for each $1,000 stated principal amount of Index LASERSSM that you then hold, an amount in cash equal to:

º
$1,000 plus the greater of (i) the upside payment and (ii) the product of $1,000 and the index percent increase, if the final index value is greater than the downside threshold value.  However, in no event will your payment at maturity exceed the maximum payment at maturity of $1,500 per Index LASERSSM (150% of the stated principal amount); or

º	$1,000 times the index performance factor, if the final index value is less than or equal to the downside threshold value. This amount will be less than or equal to $700 and possibly zero.

Please see the graph of “Hypothetical Payouts on the Index LASERSSM at Maturity” on page PS-6.

•
The upside payment will be equal to $160 to $200 per Index LASERSSM (16% to 20% of the stated principal amount).  The actual upside payment will be determined on the day we price the Index LASERSSM for initial sale to the public, which we refer to as the pricing date.

•	The index percent increase will be a fraction equal to (i) the final index value minus the initial index value, divided by (ii) the initial index value.

•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.

•	The initial index value will equal , the closing value of the underlying index on the pricing date.

•	The final index value will equal the closing value of the underlying index on the valuation date.

•	The pricing date will be January , 2012 (expected to be January 26, 2012).

•	The valuation date will be January , 2014 (expected to be January 27, 2014), subject to postponement for non-index business days and certain market disruption events.

•	The downside threshold value will equal (70% of the initial index value).

•
Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

•	The Index LASERSSM will not be listed on any securities exchange.

•	The CUSIP number for the Index LASERSSM is 1730T0QZ5. The ISIN number for the Index LASERSSM is US1730T0QZ56.

You should read the more detailed description of the Index LASERSSM in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Index LASERSSM.”

The Index LASERSSM are riskier than ordinary debt securities. See “Risk Factors” beginning on page PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER INDEX LASERSSM
	Public Offering Price	Underwriting Fee(1)	Proceeds to Issuer
Per Index LASERSSM	$1,000.00	$12.50	$987.50
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Index LASERSSM, is acting as principal and will receive an underwriting fee of $12.50 for each $1,000 Index LASERSSM sold in this offering. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $12.50 from this underwriting fee for each Index LASERSSM they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $12.50 for each $1,000 Index LASERSSM they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines.  You should refer to “Risk Factors” and “Description of Index LASERSSM—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the Index LASERSSM to purchasers on or about January    , 2012.

The Index LASERSSM are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Index LASERSSM Based on the Russell 2000® Index due January    , 2014 (the “Index LASERSSM”) we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Index LASERSSM offered are medium-term debt securities of Citigroup Funding Inc. (“Citigroup Funding”).  The Index LASERSSM have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of the Russell 2000® Index, which we refer to as the underlying index, from the pricing date to the valuation date (as measured solely on those two dates).  At maturity, you will receive a positive return on the Index LASERSSM only if the closing value of the underlying index on the valuation date is greater than the downside threshold value.  All payments on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc. and are subject to the credit risk of Citigroup Inc.

The Russell 2000® Index is described under “Description of Index LASERSSM––The Underlying Index; Public Information” in this pricing supplement.

Each Index LASERSSM costs $1,000	We, Citigroup Funding, are offering the Index LASERSSM Based on the Russell 2000® Index due January , 2014. The stated principal amount and issue price of each Index LASERSSM is $1,000.

The issue price of the Index LASERSSM includes the underwriter’s fees paid with respect to the Index LASERSSM and the cost of hedging our obligations under the Index LASERSSM.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the Index LASERSSM reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the Index LASERSSM.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Index LASERSSM—Use of Proceeds and Hedging.”

The Index LASERSSM do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the Index LASERSSM do not pay interest and do not guarantee any return of principal at maturity.  At maturity you will receive, for each $1,000 stated principal amount of Index LASERSSM that you then hold, an amount in cash that will vary depending upon the closing value of the underlying index on the valuation date.  There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment.  If the final index value is less than the downside threshold value, you will receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.  If the final index value is greater than the downside threshold value, you will receive a positive return equal to the greater of (i) the fixed upside payment described below and (ii) the return on the underlying index.  However, in no event will your payment at maturity exceed the maximum payment at maturity of $1,500 per Index LASERSSM (150% of the stated principal amount).

The initial index value will be         , the closing value of the underlying index on the day we price the Index LASERSSM for initial sale to the public, which we refer to as the pricing date and which we expect to be January 26, 2012.

The final index value will be the closing value of the underlying index on January    , 2014 (expected to be January 27, 2014) (subject to postponement in the event of non-index business days and certain market disruption events), which we refer to as the valuation date.

The downside threshold value will be , 70% of the initial index value.

Payment at maturity depends on the closing value of the underlying index on the valuation date
At maturity, you will receive, for each $1,000 stated principal amount of Index LASERSSM that you then hold, an amount in cash that will vary depending upon the closing value of the underlying index on the valuation date equal to:

• $1,000 plus the greater of (i) the upside payment and (ii) the product of $1,000 and the index percent increase, if the final index value is greater than the downside threshold value,

where,

upside payment = $160 to $200 per Index LASERSSM (16% to 20% of the stated principal amount). The actual upside payment will be determined on the pricing date; and

index percent increase	=	final index value – initial index value
initial index value

However, in no event will your payment at maturity exceed the maximum payment at maturity of $1,500 per Index LASERSSM (150% of the stated principal amount).

• $1,000 times the index performance factor, if the final index value is less than or equal to the downside threshold value,

where,

index performance factor	=	final index value
initial index value

In this case, investors will lose 1% of the stated principal amount for every 1% decline in the closing value of the underlying index from the initial index value.  This amount will be less than or equal to $700 per Index LASERSSM and could be zero.

All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

On page PS-6, we have provided a graph titled “Hypothetical Payouts on the Index LASERSSM at Maturity,” which illustrates the performance of the Index LASERSSM at maturity over a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date.  The graph does not show every situation that can occur.

You can review historical values of the underlying index in the section of this pricing supplement called “Description of Index LASERSSM—Historical Information.”  You cannot predict the future performance of the underlying index based upon its historical performance.

If no closing value of the underlying index is available or if a market disruption event occurs on the valuation date, the final index value will be determined in accordance with “Description of Index LASERSSM—Closing Value.”

Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

By investing in the Index LASERSSM, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index
Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 5, 2012, the average dividend yield of those stocks was 1.51% per year, which, if the average dividend yield remained constant for the term of the Index LASERSSM, would be equivalent to 3.02% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Index LASERSSM.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine, among other things, the initial index value, the downside threshold value, the final index value, the index percent increase or index performance factor, as applicable, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the Index LASERSSM, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of the Index LASERSSM—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the Index LASERSSM prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Index LASERSSM.  You may revoke your offer to purchase the Index LASERSSM at any time prior to the time at which we accept such offer by notifying the underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the Index LASERSSM prior to their issuance.  In the event of any material changes to the terms of the Index LASERSSM, we will notify you.

Where you can find more information on the Index LASERSSM
The Index LASERSSM are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called

“Description of Debt Securities.”

For a detailed description of the terms of the Index LASERSSM, you should read the section of this pricing supplement called “Description of Index LASERSSM.”  You should also read about some of the risks involved in investing in Index LASERSSM in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the Index LASERSSM may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Index LASERSSM—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Index LASERSSM.

How to reach us	Clients may contact their local brokerage representative.

HYPOTHETICAL PAYOUTS ON THE INDEX LASERSSM AT MATURITY

For each Index LASERSSM, the following graph illustrates the payment at maturity on the Index LASERSSM for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of January 5, 2012, the average dividend yield of those stocks was 1.51% per year, which, if the average dividend yield remained constant for the term of the Index LASERSSM, would be equivalent to 3.02% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Index LASERSSM.

The graph is based on the following terms:

Stated Principal Amount per Index LASERSSM:	$1,000
Hypothetical Upside Payment:	$180 per Index LASERSSM (18% of the stated principal amount)
Downside Threshold Value:	70% of the initial index value
Maximum Payment at Maturity:	$1,500 per Index LASERSSM (150% of the stated principal amount)

•
If the final index value is greater than the downside threshold value, the payment at maturity on the Index LASERSSM reflected in the graph above is greater than the $1,000 stated principal amount per Index LASERSSM and is equal to the $1,000 stated principal amount plus the greater of (i) the hypothetical upside payment of $180 and (ii) the product of $1,000 and the return on the underlying index.  In no event, however, will the payment at maturity exceed the maximum payment at maturity of $1,500 per Index LASERSSM (150% of the stated principal amount).

º
If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is greater than -30% but less than or equal to 18%, an investor will receive a payment at maturity of $1,180 per Index LASERSSM, the stated principal amount plus the hypothetical upside payment.

º
If the closing value of the underlying index appreciates more than 18% but less than or equal to the maximum return of 50% from the pricing date to the valuation date, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 30%, an investor will receive a payment at maturity equal to $1,300 per Index LASERSSM.

º
If the closing value of the underlying index appreciates more than 50% from the pricing date to the valuation date, an investor will not participate in any appreciation beyond 50% and will receive the maximum payment at maturity of $1,500 per Index LASERSSM.

•
If the final index value is less than or equal to the downside threshold value, an investor will receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final index value from the initial index value.

º
If the closing value of the underlying index declines by 40% from the pricing date to the valuation date, an investor will lose 40% of the stated principal amount and receive only $600 per Index LASERSSM at maturity, or 60% of the stated principal amount.

RISK FACTORS

The Index LASERSSM are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee the return of any of the stated principal amount at maturity. Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. This section describes the most significant risks relating to the Index LASERSSM. For a complete list of risk factors, please see also the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the Index LASERSSM are suited to your particular circumstances before you decide to purchase them.

The Index LASERSSM do not pay interest or guarantee return of principal
The terms of the Index LASERSSM differ from those of ordinary debt securities in that the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index value is less than or equal to 70% of the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Index LASERSSM by an amount proportionate to the decrease in the final index value from the initial index value and will in all cases be less than or equal to $700 per Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment. See “Hypothetical Payouts on the Index LASERSSM at Maturity.”

Volatility of the underlying index
Historically, the closing value of the underlying index has been volatile. From January 3, 2006 to January 5, 2012, the closing value of the underlying index has been as low as 343.26 and as high as 865.29. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the Index LASERSSM, and possibly zero, even if the closing value of the underlying index is greater than the downside threshold value on one or more dates other than the valuation date during the term of the Index LASERSSM.

The appreciation potential of the Index LASERSSM is limited by the maximum payment at maturity
The appreciation potential of the Index LASERSSM is limited by the maximum payment at maturity of $1,500 per Index LASERSSM, or 150% of the stated principal amount. Therefore, any increase in the final index value over the initial index value by more than 50% will not increase the return on the Index LASERSSM.

Potential for a lower comparable yield
If the final index value is less than or equal to the downside threshold value, the effective yield on the Index LASERSSM will be less than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Index LASERSSM are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the Index LASERSSM, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Index LASERSSM, to pay all amounts due on the Index LASERSSM at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Index LASERSSM are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Index LASERSSM, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Index LASERSSM.

The market price of the Index LASERSSM will be influenced by many
Several factors will influence the value of the Index LASERSSM in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Index LASERSSM in the secondary market, including: the value and

unpredictable factors	volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Index LASERSSM mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Index LASERSSM—Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Index LASERSSM if you try to sell your Index LASERSSM prior to maturity.

Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index

Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Index LASERSSM will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index average a dividend yield of 1.51% per year as of January 5, 2012.  If this average dividend yield were to remain constant for the term of the Index LASERSSM, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 3.02% (calculated on a simple interest basis) over the approximately 2-year term of the Index LASERSSM by investing in the Index LASERSSM instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Index LASERSSM.

Adjustments to the underlying index could adversely affect the value of the Index LASERSSM
The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Index LASERSSM in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Index LASERSSM, as well as the cost of hedging our obligations under the Index LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market prices for the Index LASERSSM are also likely to be reduced by the costs of unwinding the related hedging.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Index LASERSSM or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Index LASERSSM will not be listed on any securities exchange, and secondary trading may be limited
The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM. Citigroup Global Markets may, but is not obligated to, make a market in the Index LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Index LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Index LASERSSM, the price at which you may be able to trade your Index LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Index LASERSSM, it is likely that there would be no secondary market for the Index LASERSSM. Accordingly, you should be willing to hold your Index LASERSSM to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the Index LASERSSM
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine, among other things, the initial index value, the downside threshold value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Index LASERSSM
One or more of our affiliates expect to hedge our obligations under the Index LASERSSM and will carry out hedging activities related to the Index LASERSSM (and other instruments linked to the underlying index and/or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and therefore, the downside threshold value and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Index LASERSSM. Additionally, such hedging or trading activities during the term of the Index LASERSSM, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal tax consequences of an investment in the Index LASERSSM are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the Index LASERSSM, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Index LASERSSM are uncertain, and the IRS or a court might not agree with the treatment of the Index LASERSSM as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Index LASERSSM, the tax consequences of the ownership and disposition of the Index LASERSSM might be affected materially and adversely.  As described below under “Description of Index LASERSSM—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Index LASERSSM should review carefully the section of this pricing supplement entitled “Description of Index LASERSSM—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Index LASERSSM (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF INDEX LASERSSM

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Index LASERSSM” refers to each $1,000 stated principal amount of our Index LASERSSM Based on the Russell 2000® Index due January    , 2014.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	January , 2012 (expected to be January 26, 2012)

Original Issue Date (Settlement Date)	January , 2012 (three Business Days after the Pricing Date)

Maturity Date	January , 2014 (expected to be January 30, 2014)

Valuation Date
January    , 2014 (expected to be January 27, 2014).  If the originally scheduled Valuation Date is not an Index Business Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date. In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described below in the definition of “Closing Value.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Index LASERSSM

Issue Price	$1,000 per Index LASERSSM

CUSIP Number	1730T0QZ5

ISIN Number	US1730T0QZ56

Denominations	$50,000 and integral multiples of $1,000 in excess thereof

Underlying Index	Russell 2000® Index

Payment at Maturity	At maturity, you will receive for each $1,000 Stated Principal Amount of Index LASERSSM that you then hold a Payment at Maturity equal to:

•   $1,000 plus the greater of (i) the Upside Payment and (ii) the product of $1,000 and the Index Percent Increase, if the Final Index Value is greater than the Downside Threshold Value.  In no event will the Payment at Maturity exceed the Maximum Payment at Maturity; or

• $1,000 times the Index Performance Factor, if the Final Index Value is less than or equal to the Downside Threshold Value. This payment will be less than or equal to $700 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any,

to be delivered with respect to each Index LASERSSM, on or prior to 10:30 a.m. (New York City time) on the Index Business Day preceding the Maturity Date (but if such Index Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Index LASERSSM to the Trustee for delivery to DTC, as holder of the Index LASERSSM, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$160 to $200 per Index LASERSSM (16% to 20% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Index Percent Increase	A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Increase	=	Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	, the Closing Value of the Underlying Index on the Pricing Date, as determined by the Calculation Agent.

Final Index Value	The Closing Value of the Underlying Index on the Valuation Date, as determined by the Calculation Agent.

Downside Threshold Value	(70% of the Initial Index Value)

Minimum Payment at Maturity	None.

Maximum Payment at Maturity	$1,500 per Index LASERSSM (150% of the Stated Principal Amount)

Closing Value
Subject to the terms described under “Discontinuance of the Underlying Index; Alteration of Method of Calculation” below, the Closing Value on any Index Business Day means the closing value of the Underlying Index on such day as published by the publisher of the Underlying Index. If the Closing Value of the Underlying Index is not available or if there is a Market Disruption Event on the originally scheduled Valuation Date, the Closing Value of the Underlying Index for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Underlying Index obtained from as many dealers in equities (which may include Citigroup Global Markets Inc. (“Citigroup Global Markets”) or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. Upon the occurrence of a Market Disruption Event, instead of obtaining values from dealers as described above, the Calculation Agent may defer the Valuation Date or any other date of determination for up to two consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which the level of the Underlying Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their primary exchanges or markets during the one-half hour before the determination of the Closing Value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.

Book Entry Security or Certificated Security
Book Entry.  The Index LASERSSM will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Index LASERSSM.  Your beneficial interest in the Index LASERSSM will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Index LASERSSM, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets, acting as principal

Calculation Agent	Citigroup Global Markets

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Index LASERSSM will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Index LASERSSM will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Index Value in the event of a Market Disruption Event, or discontinuance of the Underlying Index, may affect the Payment at Maturity.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the primary exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index, (b) any options or futures contracts, or any options on such futures contracts, relating to the Underlying Index or any Successor Index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index will be based on a comparison of the portion of the value of the Underlying Index attributable to that security relative to the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

No Redemption	The Index LASERSSM are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Alternate Payment Calculation in Case of an Event of Default
In case an event of default with respect to the Index LASERSSM shall have occurred and be continuing, the amount declared due and payable per Index LASERSSM upon any acceleration of the Index LASERSSM shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Closing Value of the Underlying Index as of the date of such acceleration as the Final Index Value.

If the maturity of the Index LASERSSM is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Index LASERSSM as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Underlying Index; Alteration of Method of Calculation
If the publisher of the Underlying Index discontinues publication of the Underlying Index and it or another entity (including Citigroup Global Markets) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the Trustee, us and to DTC, as holder of the Index LASERSSM, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Index LASERSSM, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Value for the Underlying Index for such date. Such Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each security most recently constituting the Underlying Index at the close of the principal trading session of the primary exchange(s) or market(s) of trading for such security on such date, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Index LASERSSM.

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the

Underlying Index or any Successor Index is in any other way modified so that the value of the Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, as of the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Underlying Index or any Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or any Successor Index is modified so that the value of the Underlying Index or any Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

The Underlying Index; Public Information
Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. Such information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”).  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Russell 2000® Index at any time.  None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Russell 2000® Index.  The Russell 2000® Index is published by Russell and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

As of January 5, 2012, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE INDEX LASERSSM WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Russell 2000® Index. If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Russell 2000® Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”):  country of incorporation, country of headquarters and country of the most liquid exchange.  After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location.  If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011.  If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries.  In the latter case, the company is assigned to the country of its most liquid stock exchange.  Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Russell 2000® Index.  Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell 2000® Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Russell 2000® Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

• Common stock;

• Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock; and

• Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.”  The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.  Stocks are weighted in the Russell 2000® Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

• ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

• Corporate cross-owned shares—when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

•  Large private and corporate shares—shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

• Unlisted share classes—classes of common stock that are not traded on a U.S. exchange;

• IPO lock-ups—shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

• Government holdings:

• Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

• Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

• Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Russell 2000® Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s website.

License Agreement

Russell and Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc., have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Index LASERSSM.

The license agreement between Russell and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The Index LASERSSM are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Index LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the Index LASERSSM particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Funding Inc., its affiliates or the Index LASERSSM. Russell has no obligation to take the needs of Citigroup Funding Inc., its affiliates or the holders of the Index LASERSSM into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Index LASERSSM nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Index LASERSSM.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING INC., HOLDERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING INC.”

Historical Information
The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter Closing Values of the Russell 2000® Index from January 3, 2007 through January 5, 2012. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  These historical data on the Russell 2000® Index are not indicative of the future performance of the Russell 2000® Index or what the market value of the Index LASERSSM may be. Any historical upward or downward trend in the value of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the Index LASERSSM.

You should not take the historical Closing Values of the Underlying Index as an indication of future performance, and no assurance can be given as to the Closing Value of the Underlying Index on the Valuation Date.  The Final Index Value may be less than or equal to the Downside Threshold Value, in which case the Payment at Maturity will be less than the Stated Principal Amount of the Index LASERSSM.

We cannot give you any assurance that the Closing Value of the Underlying Index on the Valuation Date will be greater than the Downside Threshold Value, such that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the Closing Value of the Underlying Index on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index Historical High, Low and Period End Closing Values January 3, 2007 through January 5, 2012

	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter (through January 5, 2012)	752.29	747.28	752.29

Russell 2000® Index January 3, 2007 through January 5, 2012 Daily Closing Values

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the Index LASERSSM will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Index

LASERSSM through one or more of our affiliates.  The Issue Price of the Index LASERSSM includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Index LASERSSM and the cost of hedging our obligations under the Index LASERSSM.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the Underwriter, if, within 30 days of the offering, the Underwriter repurchases the Index LASERSSM distributed by such dealers.

On or prior to the Pricing Date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Index LASERSSM by taking positions in swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, in the stocks that constitute the Underlying Index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the Closing Value of the Underlying Index, and, accordingly, potentially increase the Initial Index Value and, therefore, the Downside Threshold Value and, as a result, increase the Closing Value at which the Underlying Index must close on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Index LASERSSM. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Index LASERSSM by purchasing and selling the swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, the stocks that constitute the Underlying Index or such other securities or instruments, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Value of the Underlying Index on the Valuation Date and, therefore, adversely affect the value of the Index LASERSSM or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Index LASERSSM.

In order to hedge its obligations under the Index LASERSSM, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Index LASERSSM” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity

Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Index LASERSSM, either directly or indirectly, without the prior written consent of the client.

Brazil

The Index LASERSSM have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the Index LASERSSM have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Index LASERSSM are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Index LASERSSM are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Index LASERSSM do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore Index LASERSSM are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Index LASERSSM, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Index LASERSSM which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Index LASERSSM may be circulated or distributed, nor may the Index LASERSSM be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Index LASERSSM, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Index LASERSSM under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA Matters
Each purchaser of the Index LASERSSM or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Index LASERSSM through and including the date of disposition of such Index LASERSSM that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)   if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Index LASERSSM or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

United States Federal Tax Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Index LASERSSM issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Index LASERSSM.  It applies only to an initial investor who holds the Index LASERSSM as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Index LASERSSM;

• investors holding the Index LASERSSM as part of a “straddle,” conversion transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

• entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Index LASERSSM, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Index LASERSSM and partners in such partnerships should consult their tax advisers as to the particular U.S. income tax consequences of holding and disposing of Index LASERSSM.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Index LASERSSM.  Non-U.S. persons considering an investment in the Index LASERSSM should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Index LASERSSM is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Index LASERSSM

Each holder, by purchasing the Index LASERSSM, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Index LASERSSM or similar instruments, significant aspects of the treatment of an investment in the Index LASERSSM are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Index LASERSSM and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Index LASERSSM as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of an Index LASERSSM that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Index LASERSSM prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Index LASERSSM. Upon a sale or exchange of the Index LASERSSM, or upon settlement at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Index LASERSSM sold, exchanged or settled.  A U.S. Holder’s tax basis in the Index LASERSSM should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Index LASERSSM for more than one year.

Possible Alternative Tax Treatments of an Investment in the Index LASERSSM

Alternative U.S. federal income tax treatments of the Index LASERSSM are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Index LASERSSM could be treated as debt instruments issued by us.  Under this treatment, the Index LASERSSM would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Index LASERSSM the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Index LASERSSM, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Index LASERSSM would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Index LASERSSM could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and

whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Index LASERSSM, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Index LASERSSM that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Index LASERSSM.

Sale, Exchange or Settlement of the Index LASERSSM.  A Non-U.S. Holder of the Index LASERSSM generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Index LASERSSM is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Index LASERSSM, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of an Index LASERSSM were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Index LASERSSM generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Index LASERSSM is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Index LASERSSM on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Index LASERSSM are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Index LASERSSM are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Index LASERSSM.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Index LASERSSM may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Index LASERSSM on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS form will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term, Series D

Index LeAding StockmarkEt Return Securities
(“Index LASERSSM”)
Based on the Russell 2000® Index
due January    , 2014

($1,000 Stated Principal Amount per
Index LASERSSM)

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

January     , 2012

(Including Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS

Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Index LASERSSM at Maturity	PS-6
Risk Factors	PS-8
Description of Index LASERSSM	PS-12
Payment at Maturity	PS-12
The Underlying Index; Public Information	PS-17
Use of Proceeds and Hedging	PS-22
Plan of Distribution; Conflicts of Interest	PS-23
ERISA Matters	PS-26
United States Federal Tax Considerations	PS-27
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28